                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)




                                  Nanogen, Inc.
                                (Name of Issuer)




                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)




                                   630075 10 9


                  ---------------------------------------------
                                 (CUSIP Number)


                                 April 17, 1998
                  ---------------------------------------------
                          (Date of Event Which Requires
                            Filing of This Statement)



         Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         /  /      Rule 13d-1(b)
         --

         /  /       Rule 13d-1(c)
         --

        /X/         Rule 13d-1(d)
        --


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                Page 1 of 5 Pages


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--------------------------------------------------------------------------------

1.       Names of Reporting Persons                           Howard C. Birndorf

         S.S. or I.R.S. Identification
         Nos. of Above Persons
--------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group

         (a)      [  ]
         (b)      [  ]
--------------------------------------------------------------------------------

3.       SEC Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization                      United States
--------------------------------------------------------------------------------

                           5.       Sole Voting Power                  1,217,348
  Number of                -----------------------------------------------------
   Shares
Beneficially               6.       Shared Voting Power                        0
  Owned by                 -----------------------------------------------------
    Each
  Reporting                7.       Sole Dispositive Power             1,217,348
   Person                  -----------------------------------------------------
    With
                           8.       Shared Dispositive Power                   0
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned
         by Each Reporting Person                                      1,217,348
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount
         in Row 9 Excludes Certain Shares
         (see Instructions)  [ ]
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9                    6.5%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                                             IN
--------------------------------------------------------------------------------




                                Page 2 of 5 Pages


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Item 1(a)           Name of Issuer:               Nanogen, Inc.
                    --------------

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------
                    10398 Pacific Center Court, San Diego, CA 92121


Item 2(a)           Name of Person Filing:        Howard C. Birndorf


Item 2(b)           Address of Principal Business Office or, if None,
                    Residence:           c/o Nanogen, Inc.
                                         10398 Pacific Center Court
                                         San Diego, CA 92121

Item 2(c)           Citizenship:                  United States
                    -----------

Item 2(d)           Title of Class of Securities                    Common Stock
                    ----------------------------

Item 2(e)           CUSIP Number:  630075 10 9
                    ------------   -----------

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         (a)        [ ]       Broker or Dealer registered under
                              section 15 of the Act

         (b)        [ ]       Bank as defined in section 3(a)(6) of the
                              Act

         (c)        [ ]       Insurance Company as defined in section
                              3(a)(19) of the Act

         (d)        [ ]       Investment Company registered under
                              section 8 of the Investment Company Act

         (e)        [ ]       Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940

         (f)        [ ]       Employee Benefit Plan, Pension Fund which
                              is subject to the provisions of the
                              Employee Retirement Income Security Act of
                              1974 or Endowment Fund

         (g)        [ ]       Parent Holding Company, in accordance with
                              section 240.13d-1(b)(ii)(G)

         (h)        [ ]       Group, in accordance with section
                              240.13d-1(b)(1)(ii)(H)

                                Page 3 of 5 Pages


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         N.A.


Item 4.             Ownership.
                    ---------

         (a)        Amount Beneficially Owned:                     1,217,348

         (b)        Percent of Class:  6.5%

         (c)        Number of shares as to which such person has:

                    (i)       sole power to vote or to direct the vote:
                              1,217,348

                    (ii)      shared power to vote or to direct the vote:
                              0

                    (iii) sole power to dispose or to direct the disposition of: 1,217,348

                    (iv) shared power to dispose or to direct the disposition of: 0


Item 5.             Ownership of Five Percent or Less of a Class.
                    --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]


Item 6.             Ownership of More than Five Percent on Behalf of
                    ------------------------------------------------
                    Another Person.
                    --------------

                    N.A.

Item 7.             Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on by the Parent Holding Company.
                    -----------------------------------------

                    N.A.

Item 8.             Identification and Classification of Members of
                    -----------------------------------------------
                    the Group.
                    ---------

                    N.A.

Item 9.             Notice of Dissolution of Group.
                    ------------------------------

                    N.A.


                                Page 4 of 5 Pages


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Item 10.            Certification.
                    -------------

                    N.A.

                                    Signature
                                    ---------

                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                    Dated:  February 8, 1999.






                                        /s/ Howard C. Birndorf
                                        ----------------------------------------
                                              Howard C. Birndorf


                                Page 5 of 5 Pages